EXHIBIT 5

                         [LETTERHEAD OF LANG MICHENER]

                                                                  Reply to:
                                                                  Toronto Office




October 29, 1998



Securities and Exchange Commission
450 5th Street N.W.
Judiciary Plaza
Washington, D.C. 20549
U.S.A.

Dear Sirs:

RE:      ROYAL OAK MINES INC.: REGISTRATION STATEMENT ON FORM S-3

We are counsel to Royal Oak Mines Inc., a company amalgamated under the laws of the Province of Ontario (the "Company") and have acted on its behalf in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 10,000,000 common shares, without par value (the "Common Shares"), of the Company, previously issued by the Company to the holders (the "Noteholders") of its Series B Secured 12.75% Senior Subordinated Notes due 2006 (the "Notes"). The 10,000,000 Common Shares were issued to the Noteholders in June 1998 in consideration of the Noteholders providing their consent to certain waivers and amendments to the indenture under which the Notes were issued to, among other things, permit the Company to complete a $120(US) million Senior Secured Debenture offering. The consent fee was payable by way of issuance to the beneficial holders of Notes, pro rata based on the percentage of principal amount of Notes held, of an aggregate of 10,000,000 Common Shares of the Company on a private placement basis at a deemed issue price of $1.125(US) per Common Share.

We are generally familiar with the properties and affairs of the Company. As the basis for the opinions herein expressed, we have also made such investigations and examined such additional documents and proceedings as we have considered relevant and necessary. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of documents submitted to us as certified, conformed or photostatic copies or facsimiles.

The opinions expressed herein are expressly limited to the laws of the Province of Ontario and the laws of Canada applicable therein and we express no opinion as to the laws of any other jurisdiction.

Based and relying on the foregoing, we are of the opinion that the said 10,000,000 Common Shares have been validly allotted and issued as fully paid and non-assessable Common Shares in accordance with applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 relating to the above mentioned Common Shares.

Yours truly,
/s/Lang Michener




















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